ICAHN ENTERPRISES L.P.
ICAHN ENTERPRISES FINANCE CORP.
ICAHN ENTERPRISES HOLDINGS L.P.
767 Fifth Avenue, Suite 4700
New York, New York 10153

June 17, 2010

VIA ELECTRONIC TRANSMISSION

Thomas Kluck, Esq.
Branch Chief
United States Securities and Exchange Commission
Corporate Finance
100 F Street, N.E.
Washington, D.C.  20549-1004

Re:	Icahn Enterprises L.P., Icahn Enterprises Finance Corp. and Icahn Enterprises Holdings L.P. Registration Statement on Form S-4 File No. 333-166139

Dear Mr. Kluck:

Pursuant to Rule 461 of the Securities Act of 1933, as amended, Icahn Enterprises L.P. (“Icahn Enterprises”), Icahn Enterprises Holdings L.P.  (“Holdings”) and Icahn Enterprises Finance Corp. (“Icahn Enterprises Finance”) and, together with Icahn Enterprises and Holdings, the “Company”) hereby requests acceleration of the effective date of the above-referenced Registration Statement on Form S-4, File No. 333-166139 (the “Registration Statement”) so that it may become effective at 12:00 noon Eastern Time on Monday, June 21, 2010, or as soon thereafter as practicable.

The Company hereby acknowledges that:

(a)           should the United States Securities and Exchange Commission (the “Commission”) or its staff, acting pursuant to delegated authority, declare the Registration Statement effective, it does not foreclose the Commission from taking any action with respect to the Registration Statement;

(b)           the action of the Commission or its staff, acting pursuant to delegated authority, in declaring the Registration Statement effective, does not relieve the Company from its full responsibility for the accuracy and adequacy of the disclosure in the Registration Statement; and

(c)           it may not assert staff comments and the declaration of effectiveness as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.
Respectfully submitted,

ICAHN ENTERPRISES L.P.

By:  Icahn Enterprises GP Inc.,
its General Partner

       By :    /s/ Dominick Ragone
         Dominick Ragone
         Chief Financial Officer

ICAHN ENTERPRISES FINANCE CORP.

By :    /s/ Dominick Ragone
Dominick Ragone
Chief Financial Officer

ICAHN ENTERPRISES HOLDINGS L.P.

By:  Icahn Enterprises GP, Inc.,
its General Partner

       By :    /s/ Dominick Ragone
         Dominick Ragone
         Chief Financial Officer

cc:           Duc Dang (Staff)